      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 1997
                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                GATX CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     NEW YORK                                           36-1124040
             (State of incorporation)                     (I.R.S. Employer Identification Number)

                             500 WEST MONROE STREET
                          CHICAGO, ILLINOIS 60661-3676
                                 (312) 621-6200
              (Address, including zip code, and telephone number,
              including area code, of principal executive offices)

                               DAVID B. ANDERSON
                     VICE PRESIDENT, CORPORATE DEVELOPMENT
                         GENERAL COUNSEL AND SECRETARY
                             500 WEST MONROE STREET
                          CHICAGO, ILLINOIS 60661-3676
                                 (312) 621-6200
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   COPIES TO:

                 PHILIP J. NIEHOFF                                   ALLAN G. SPERLING
               MAYER, BROWN & PLATT                         CLEARY, GOTTLIEB, STEEN & HAMILTON
             190 SOUTH LASALLE STREET                                ONE LIBERTY PLAZA
              CHICAGO, ILLINOIS 60603                            NEW YORK, NEW YORK 10006

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                   PROPOSED             PROPOSED
                                                                   MAXIMUM               MAXIMUM
        TITLE OF EACH CLASS OF               AMOUNT TO BE       OFFERING PRICE          AGGREGATE              AMOUNT OF
      SECURITIES TO BE REGISTERED           REGISTERED(1)        PER SHARE(2)       OFFERING PRICE(2)      REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock ($.625 par value).........    3,897,477 shares        $57.3125           $223,374,151              $67,690
=============================================================================================================================

(1) Maximum number of shares issuable upon conversion of 3,390,880 shares of the Registrant's $3.875 Cumulative Convertible Preferred Stock ($1.00 par value).
(2) Estimated solely for purposes of determining the registration fee, based on the average of the high and low sales prices on the New York Stock Exchange Composite Tape on May 13, 1997.
================================================================================

                                                                       GATX Logo
PROSPECTUS

3,897,477 SHARES
GATX CORPORATION
COMMON STOCK
($.625 PAR VALUE)

This Prospectus relates to the sale from time to time by Salomon Brothers Inc (the "Purchaser") of a maximum of 3,897,477 shares of Common Stock, par value $.625 per share ("Common Stock"), of GATX Corporation, a New York corporation (the "Company"), that may be acquired by the Purchaser either (i) upon conversion of the $3.875 Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Convertible Preferred Stock"), of the Company or (ii) under the standby arrangements described herein.

The Company has called all of the shares of the Convertible Preferred Stock (the "Convertible Preferred Shares") for redemption on June 16, 1997 (the "Redemption Date") at a redemption price equal to $51.1625 per share, plus an amount equal to unpaid dividends accrued thereon from May 1, 1997 through the Redemption Date of $0.4951 per share, for a total redemption price of $51.6576 per share (the "Redemption Price"). No dividends will accrue on the Convertible Preferred Shares from and after the Redemption Date. The Convertible Preferred Shares are convertible into shares of Common Stock at the conversion price of $43.50 per share of Common Stock (equivalent to a conversion rate of 1.1494 shares of Common Stock per Convertible Preferred Share), until 5:00 p.m., Eastern Time, on the Redemption Date, at which time the conversion privilege terminates. Cash will be paid in lieu of any fractional shares of Common Stock. No payment or adjustment will be made for dividends accrued on Convertible Preferred Shares surrendered for conversion.

In the event that less than all the Convertible Preferred Shares are surrendered for conversion prior to the expiration of convertibility on the Redemption Date, the Company has made arrangements with the Purchaser to purchase from the Company, at the Company's option, such number of shares of Common Stock as would have been issuable upon conversion of the Convertible Preferred Shares that have not been surrendered for conversion prior to 5:00 p.m., Eastern Time, on the Redemption Date. The Purchaser may also purchase Convertible Preferred Shares in the open market or otherwise prior to expiration of convertibility on the Redemption Date, and any Convertible Preferred Shares so purchased will be converted into Common Stock. See "Standby Arrangements" for a description of the Purchaser's compensation and indemnification arrangements with the Company. The Common Stock is traded through the New York Stock Exchange ("NYSE") under the symbol "GMT." On May 15, 1997, the reported closing price of the Common Stock on the NYSE was $57.00 per share. See "Price Range of Common Stock and Dividend Policy."

THE CONVERTIBILITY OF THE CONVERTIBLE PREFERRED SHARES WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON JUNE 16, 1997. THE COMPANY HAS DECLARED A DIVIDEND ON ITS COMMON STOCK OF $0.46 PER SHARE PAYABLE TO ITS SHAREHOLDERS OF RECORD ON JUNE 13, 1997, AND HOLDERS OF CONVERTIBLE PREFERRED STOCK MUST THEREFORE CONVERT THEIR SHARES BY THE CLOSE OF BUSINESS ON THAT DATE TO RECEIVE COMMON STOCK ENTITLED TO THAT DIVIDEND. NO DIVIDENDS ON THE CONVERTIBLE PREFERRED SHARES THAT HAVE ACCRUED FOR THE PERIOD COMMENCING MAY 1, 1997 WILL BE PAID ON ANY CONVERTIBLE PREFERRED SHARES CONVERTED INTO COMMON STOCK.

A HOLDER WHO CONVERTED CONVERTIBLE PREFERRED SHARES ON MAY 15, 1997 WOULD HAVE RECEIVED COMMON STOCK (INCLUDING CASH IN LIEU OF ANY FRACTIONAL SHARE) HAVING A MARKET VALUE OF $65.5158 FOR EACH CONVERTIBLE PREFERRED SHARE, BASED ON THE REPORTED CLOSING PRICE OF THE COMMON STOCK ON THE NYSE ON THAT DATE. IF SUCH CONVERTIBLE PREFERRED SHARES WERE SURRENDERED FOR REDEMPTION ON THE REDEMPTION DATE, SUCH HOLDER WOULD RECEIVE $51.6576 IN CASH FOR EACH CONVERTIBLE PREFERRED SHARE. WHILE NO ASSURANCE CAN BE GIVEN AS TO ANY FUTURE PRICES FOR THE COMMON STOCK, AS LONG AS THE MARKET PRICE OF THE COMMON STOCK (AFTER GIVING EFFECT TO COMMISSIONS AND OTHER COSTS OF SALE) REMAINS AT OR ABOVE $44.9431 PER SHARE, UPON CONVERSION OF THEIR CONVERTIBLE PREFERRED SHARES, HOLDERS WILL RECEIVE COMMON STOCK AND CASH FOR FRACTIONAL SHARES HAVING A CURRENT MARKET VALUE EQUAL TO OR GREATER THAN THE REDEMPTION PRICE, AND WILL ALSO BE ENTITLED TO A $0.46 PER SHARE DIVIDEND ON COMMON STOCK IF THEY ARE RECORD HOLDERS OF COMMON STOCK ON JUNE 13, 1997. It should be noted, however, that the price of the Common Stock received upon conversion will fluctuate in the market, and that Holders may incur various expenses of sale if such Common Stock is sold.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Both on or prior to and after the Redemption Date, the Purchaser may offer to the public Common Stock, including shares acquired through the purchase and conversion of the Convertible Preferred Shares, at prices set from time to time by the Purchaser. The Purchaser may also make sales to dealers at prices which represent concessions from the prices at which such shares are being offered to the public. The Purchaser may thus realize profits or losses independent of the compensation referred to under "Standby Arrangements." Any Common Stock will be offered by the Purchaser when, as and if accepted by the Purchaser and subject to its right to reject orders in whole or in part.
---------------------------------------------------------------
SALOMON BROTHERS INC
--------------------------------------------------------------------------------
The date of this Prospectus is May 16, 1997.

IN CONNECTION WITH THIS OFFERING, THE PURCHASER MAY PURCHASE SHARES OF THE CONVERTIBLE PREFERRED STOCK, WHICH MAY MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SEE "STANDBY ARRANGEMENTS."

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the Commission's worldwide web site at http://www.sec.gov. Such reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the Registration Statement, which may be inspected and copied in the manner and at the sources described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996 and Amendment No. 1 thereto on Form 10-K/A;

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

     (3) The Company's Current Report on Form 8-K filed January 23, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such copies should be directed to the Company's principal office: GATX Corporation, 500 West Monroe Street, Chicago, Illinois 60661-3676,
Attention: Assistant Corporate Secretary (telephone: (312) 621-6603).

                                  THE COMPANY

     The Company is a holding company whose direct and indirect subsidiaries engage in the leasing and management of railroad tank cars and specialized freight cars; provide equipment and capital asset financing and related services; own and operate tank storage terminals, pipelines and related facilities; provide distribution and logistics support services and warehousing facilities; and engage in Great Lakes shipping. The principal executive offices of the Company are located at 500 West Monroe Street, Chicago, Illinois 60661-3676, (telephone: (312) 621-6200).

     Railcar Leasing and Management. General American Transportation Corporation ("Transportation"), the railcar leasing and management business of the Company, is principally engaged in leasing specialized railcars, primarily tank cars, under full service leases. As of December 31, 1996, its North American fleet consisted of approximately 77,500 railcars, including 60,400 tank cars and 17,100 specialized freight cars, primarily Airslide(TM) covered hopper cars and plastic pellet cars. In addition to its roughly 66,900 railcars in the United States, Transportation has approximately 9,000 railcars in its Canadian fleet and 1,600 railcars in its Mexican fleet.

     Financial Services. The financial services business of the Company, operating through GATX Capital Corporation ("GATX Capital"), provides asset-based financing of transportation, information technology and industrial equipment through capital leases, secured equipment loans and operating leases. GATX Capital also provides related financial services which include the arrangement of lease transactions for investment by other lessors and the management of lease portfolios for third parties.

     Terminals and Pipelines. GATX Terminals Corporation ("Terminals") is engaged in the storage, handling and intermodal transfer of petroleum and chemical commodities at key points in the bulk liquid distribution chain. All of its terminals are located near major distribution and transportation points and most are capable of receiving and shipping bulk liquids by ship, rail, barge and truck. Many of the terminals also are linked with major interstate pipelines. In addition to storing, handling and transferring bulk liquids, Terminals provides blending and testing services at most of its facilities. Terminals owns and operates 26 terminals in 11 states, and seven terminals in the United Kingdom. Terminals also has joint venture interests in 14 international facilities. Additionally, Terminals owns or holds interests in four refined product pipeline systems.

     Logistics and Warehousing. GATX Logistics, Inc. ("Logistics") is one of the largest third-party providers of distribution and logistics support services and warehousing facilities in the United States. Logistics operates 106 facilities covering approximately 22 million square feet of warehousing space in North America with utilization of 91% at the end of 1996. Value-adding services are strategically the most important benefit GATX Logistics provides. Examples of these services are logistics planning, information management, just-in-time delivery systems, packaging, sub-assembly, freight management and returns management.

     Great Lakes Shipping. American Steamship Company ("ASC"), with the largest carrying capacity of the domestic Great Lakes fleets, provides modern and efficient waterborne transportation of dry bulk materials to the integrated steel, electric utility and construction industries. In 1996, ASC carried 24.6 million tons of cargo. ASC primarily transports iron ore, limestone aggregates and coal. Other commodities transported include sand, salt, potash, gypsum, grain, marble chips and slag.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from any sale of the Common Stock to the Purchaser pursuant to the standby arrangements described herein will be used to effect redemption of the Convertible Preferred Stock not tendered for conversion. The number of shares of Common Stock to be acquired by the Purchaser from the Company, and therefore the proceeds of this offering, will not be determinable until the close of business on the Redemption Date. The Company will not receive any proceeds from the issuance of the Common Stock on conversion of the Convertible Preferred Stock.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is listed on the NYSE (as well as on the Chicago Stock Exchange and the London Stock Exchange) and is traded under the symbol "GMT." The following table sets forth, for the fiscal periods indicated, the high and low sales prices per share of the Common Stock as reported on the NYSE, and the cash dividends declared per share of Common Stock. The reported closing price of the Common Stock on the NYSE on May 15, 1997 was $57.00.

                                                             HIGH       LOW
                                                             ----       ---
1995
  First Quarter...........................................  $47.25    $40.375
  Second Quarter..........................................   47.125    42.125
  Third Quarter...........................................   54.25     47.00
  Fourth Quarter..........................................   52.875    47.25
1996
  First Quarter...........................................   51.25     44.00
  Second Quarter..........................................   48.375    43.00
  Third Quarter...........................................   49.125    43.00
  Fourth Quarter..........................................   51.25     46.125
1997
  First Quarter...........................................   50.50     47.50
  Second Quarter (through May 15, 1997)...................   58.875    48.125

     The Company paid annual cash dividends of $1.60 per share in 1995 and $1.72 in 1996. In January 1997, the Board of Directors approved a 7% increase in the quarterly dividend to $0.46 per share of Common Stock, or $1.84 on an annual basis. The Company paid a dividend of $0.46 per share in respect of the first quarter of 1997 and has declared a dividend of $0.46 per share in respect of the second quarter payable June 30, 1997 to shareholders of record on June 13, 1997.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capitalization of the Company is 60,000,000 shares of Common Stock, par value $.625 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"). The Company's Restated Certificate of Incorporation, as amended ("Charter"), authorizes the issuance of Preferred Stock from time to time in one or more series with such terms (including dividend rates and preferences, liquidation preferences, voting rights, redemption provisions, conversion privileges, and all such other rights to the extent permitted by New York law) as are determined by resolution of the Board of Directors of the Company, without further stockholder action, and which are consistent with the provisions regarding Preferred Stock set forth in the Charter. Pursuant to sec.502 of the New York Business Corporation Law, all shares of Preferred Stock share ratably in any payments or distributions in the event of non-payment in full of dividends or amounts payable in liquidation. As of March 7, 1997, the Company had 20,342,269 shares of Common Stock issued and outstanding, an aggregate of 27,825 shares of Preferred Stock designated as $2.50 Cumulative Convertible Preferred Stock and $2.50 Cumulative Convertible Preferred Stock, Series B (these series are together referred to herein as "$2.50

Cumulative Convertible Preferred Stock") issued and outstanding, and 3,390,880 shares of Preferred Stock designated as Convertible Preferred Stock issued and outstanding which have been called for redemption on June 16, 1997.

     Holders of the $2.50 Cumulative Convertible Preferred Stock and Common Stock are entitled to one vote for each share held. Except in certain specified instances, holders of the $2.50 Cumulative Convertible Preferred Stock and Common Stock vote together as a single class.

$2.50 CUMULATIVE CONVERTIBLE PREFERRED STOCK

     Holders of the $2.50 Cumulative Convertible Preferred Stock are entitled to receive cumulative cash dividends at the annual rate of $2.50 per share out of surplus legally available for dividends. Each share is convertible at the option of the holder at any time into 2.5 shares of Common Stock. The conversion rate is subject to adjustment upon the occurrence of certain specified events. In the event of liquidation, dissolution or winding up of the Company, the holders of such preferred stock will be entitled to receive $60 per share plus accrued unpaid dividends to the date of payment.

COMMON STOCK

     The holders of the Common stock are entitled to receive dividends when and as declared by the Board of Directors after full dividends on shares of the outstanding Preferred Stock for all past dividend periods have been declared and paid or set apart. On liquidation, the holders of the Common Stock share ratably in the distribution of assets of the Company after payment of preferential amounts to holders of Preferred Stock. Holders of the Common Stock have no preemptive rights and no liability to further calls or to assessment by the Company. The shares of Common Stock issuable upon conversion of the Convertible Preferred Stock or pursuant to the standby agreement referred to under "Standby Arrangements" will upon issuance be validly issued, fully paid and nonassessable.

     ChaseMellon Shareholder Services is the transfer agent and registrar for the Common Stock. The Common Stock is listed on the New York, Chicago and London Stock Exchanges.

                              STANDBY ARRANGEMENTS

     Under the terms and subject to the conditions in the Standby Agreement dated May 16, 1997 between the Company and the Purchaser (the "Standby Agreement"), the Purchaser has agreed to purchase from the Company, at the Company's option, for settlement on June 17, 1997, such number of shares of Common Stock as would have been issuable upon conversion of the Convertible Preferred Shares that were not surrendered for conversion on or prior to the Redemption Date for a purchase price equal to the aggregate Redemption Price of such Convertible Preferred Shares.

     On or prior to the Redemption Date, the Purchaser may also purchase Convertible Preferred Shares in the open market or otherwise. The Purchaser has agreed to convert into Common Stock all Convertible Preferred Shares owned by it. Such Common Stock may be used by the Purchaser to cover any short position in the Common Stock established by the Purchaser.

     The Company has been advised by the Purchaser that it proposes to offer for resale to the public at prices set from time to time by the Purchaser any shares of Common Stock purchased from the Company or acquired upon conversion and not used to cover any short position. The Purchaser may also make sales of such shares to certain securities dealers at prices that may reflect concessions from the prices at which such shares are then being offered to the public. The amount of such concessions will be determined from time to time by the Purchaser.

     Pursuant to the terms of the Standby Agreement and in consideration of its obligations thereunder, the Company has agreed to pay the Purchaser the sum of
(i) $2,277,143 and (ii) if the aggregate number of shares of Common Stock purchased by the Purchaser pursuant to the Standby Agreement exceeds 194,873 shares, an additional $1.57 per share for the aggregate number of shares of Common

Stock purchased or received upon conversion by the Purchaser pursuant to the Standby Agreement. Additionally, the Purchaser has agreed to pay to the Company 50% of the excess, if any, of (i) the aggregate proceeds received by the Purchaser from the sale of shares of Common Stock purchased by it from the Company pursuant to the Standby Agreement (net of selling concessions and other reasonable expenses of sale and any transfer taxes) over (ii) an amount equal to $44.94 multiplied by the number of such shares sold by the Purchaser.

     The Company has agreed to indemnify the Purchaser against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the Purchaser may be required to make in respect thereof.

     The Company has agreed that it will not, from the date of the Standby Agreement through the Redemption Date (and, in the event that the Purchaser purchases in excess of 194,873 shares of Common Stock, for an additional period of 90 days after the Redemption Date), without the prior written consent of the Purchaser, with certain exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are now owned by the Company or are hereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The Company's executive officers have entered into similar agreements with the Purchaser.

     The Purchaser has performed investment banking services for the Company from time to time in the ordinary course of its business.

     In connection with the sale of Common Stock to the Purchaser pursuant to the Standby Agreement, the Purchaser may purchase shares of the Convertible Preferred Stock, which may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market or may otherwise affect the market price of the Common Stock. Such purchases are not required, and, if they are undertaken, they may be discontinued at any time.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed upon for the Company by David B. Anderson, Vice President, Corporate Development, General Counsel and Secretary to the Company, and by Mayer, Brown & Platt, Chicago, Illinois, and for the Purchaser by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Mr. Anderson owns 3,401 shares of the Common Stock of the Company and holds previously granted options which are exercisable within 60 days of the date hereof for an additional 10,000 shares of the Common Stock of the Company.

                                    EXPERTS

     The consolidated financial statements of GATX Corporation incorporated by reference in GATX Corporation's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION, OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE PURCHASER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Available Information...................    2
Incorporation of Certain Documents by
  Reference.............................    2
The Company.............................    3
Use of Proceeds.........................    4
Price Range of Common Stock and Dividend
  Policy................................    4
Description of Capital Stock............    4
Standby Arrangements....................    5
Legal Opinions..........................    6
Experts.................................    6

3,897,477 SHARES

GATX CORPORATION

COMMON STOCK
($.625 PAR VALUE)
                                 LOGO
-------------------------------------------------
SALOMON BROTHERS INC
----------------------------------------------------------------
PROSPECTUS

DATED MAY 16, 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses in connection with the distribution of the securities being registered:

Securities and Exchange Commission Registration Fee.........    $ 67,690
Accounting Fees and Expenses................................      16,000
Attorneys' Fees and Expenses................................      50,000
Printing and Engraving Expenses.............................      45,000
NYSE Listing Fees...........................................      13,642
Miscellaneous...............................................       7,668
                                                                --------
  Total.....................................................    $200,000
                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) Certain provisions of the New York Business Corporation Law and Article II, Section 11 of the Company's ByLaws provide for the prompt indemnification of directors and officers under certain conditions including the possibility of indemnification against liabilities under the Securities Act of 1933. The By-Laws also provide that the Company has the burden of proving that a director is not entitled to indemnification in a particular instance.

     (b) To the fullest extent permitted by the New York Business Corporation Law, as presently in effect or hereinafter amended, the Company's certificate of incorporation also provides that directors of the Company shall not have personal liability to the Company or to its stockholders for damages for any breach of duty in the directors' capacity as such, except (1) the liability of any director if a judgment or final adjudication adverse to him establishes that his acts or omissions were in bad-faith or involved intentional misconduct or knowing violation of the law or that he personally gained a financial profit or other advantage to which he was not legally entitled or that his acts violated
Section 719 of the New York Business Corporation Law or any successor thereto, or (2) the liability of any director for any act or omission prior to the adoption of a provision authorized by this paragraph.

     (c) In addition, the Company has a directors and officers liability insurance policy and such directors and officers may be indemnified by the Purchaser pursuant to the Standby Agreement.

ITEM 16. EXHIBITS

     A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and which is incorporated herein by reference.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; provided that, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range, if any, may be reflected in the form of prospectus filed with the

        Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that the undertakings set forth in paragraphs (i) and
     (ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and State of Illinois on the 16th day of May, 1997.

                                          GATX CORPORATION

                                          By       /s/ RONALD H. ZECH
                                            ------------------------------------
                                            Ronald H. Zech
                                            Chairman of the Board, President and
                                            Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Ronald H. Zech, David M. Edwards and David B. Anderson and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 16th day of May, 1997.

                SIGNATURE                                              TITLE
            /s/ RONALD H. ZECH                Chairman of the Board, President and Chief Executive
------------------------------------------    Officer
              Ronald H. Zech

           /s/ DAVID M. EDWARDS               Vice President, Finance and Chief Financial Officer
------------------------------------------
             David M. Edwards

           /s/ RALPH L. O'HARA                Controller and Principal Accounting Officer
------------------------------------------
             Ralph L. O'Hara

            /s/ JAMES M. DENNY                Director
------------------------------------------
              James M. Denny

          /s/ RICHARD FAIRBANKS               Director
------------------------------------------
            Richard Fairbanks

           /s/ WILLIAM C. FOOTE               Director
------------------------------------------
             William C. Foote

                SIGNATURE                                              TITLE
           /s/ DEBORAH M. FRETZ               Director
------------------------------------------
             Deborah M. Fretz

          /s/ RICHARD A. GIESEN               Director
------------------------------------------
            Richard A. Giesen

            /s/ MILES L. MARSH                Director
------------------------------------------
              Miles L. Marsh

           /s/ CHARLES MARSHALL               Director
------------------------------------------
             Charles Marshall

          /s/ MICHAEL E. MURPHY               Director
------------------------------------------
            Michael E. Murphy

                                 EXHIBIT INDEX

 1.1    Standby Agreement
 4.1    Restated Certificate of the Company, as amended
        (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991, file number 1-2328).
 4.2    By-Laws of the Company, as amended and restated as of July
        29, 1994 (incorporated by reference to the Company's Annual
        Report on Form 10-K for the fiscal year ended December 31, 1994, file number 1-2328).
 5.1    Opinion of Mayer, Brown & Platt
23.1 Consent of Mayer, Brown & Platt (contained in opinion filed as Exhibit 5.1)
23.2    Consent of Ernst & Young LLP
24.1    Power of Attorney (contained on signature page)